Exhibit 23.1


     Consent of Independent Accountants
     ----------------------------------

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 16, 1998, which appears on page 32 of the 1997 annual Report to Shareholders of Potomac Electric Power Company, which is incorporated by reference in Potomac Electric Power Company's annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 49 of such annual report on Form 10-K. We also consent to the references to us under the heading "Experts" in such Prospectus. However, it should be noted that PricewaterhouseCoopers, LLP, has not prepared or certified such "Selected Financial Data".



/s/ PRICEWATERHOUSECOOPERS LLP
Washington, D.C.
October 26, 1998